EXHIBIT 99.1

EMCORE Corporation Reports Fiscal 2003 Fourth Quarter and Year-End Results

Fourth quarter revenues from continuing operations increase 23% over prior year to $17.1 million; Revenue guidance for December quarter - sequential increase of 25% from continuing operations to $21-$23 million; Sale of equipment division dramatically improves balance sheet


SOMERSET, New Jersey, November 12, 2003 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor products for the rapidly expanding broadband and wireless communications markets, today announced financial results for the fiscal 2003 fourth quarter and year ended September 30, 2003.

Revenues in the fourth quarter were $30.0 million, an increase of 19% from the $25.3 million reported in the prior year, and a decrease of 7% from the $32.2 million reported in the third quarter of fiscal 2003. Materials-related revenues were $17.1 million, an increase of 23% from the $14.0 million reported in the fourth quarter of fiscal 2002, and systems-related revenues were $12.9 million, an increase of 14% from the $11.3 million reported in the fourth quarter of fiscal 2002. On a sequential basis systems-related revenues decreased 15% from last quarter. For the year ended September 30, 2003, revenues were $113.1 million, a 29% increase from the $87.8 million recorded in the year ended September 30, 2002. Materials-related revenues were $60.4 million, an increase of 16% from the $51.9 million reported in fiscal 2002. System-related revenues were $52.7 million, an increase of 47% from the $35.9 million reported in fiscal 2002. Gross profit in the fourth quarter improved 10% from the prior year to $3.8 million, and for the year, gross profit increased by $15.2 million to $14.5 million from a negative gross profit of $0.6 million in fiscal 2002.

Operating expenses in the fourth quarter increased 13% to $15.8 million from the $14.0 million reported in the prior year as a result of increasing SG&A expenses. This increase is a direct result of the Ortel acquisition in January 2003. For the year ended September 30 2003, operating expenses decreased 58% from $105.9 million in fiscal 2002 to $44.6 million in fiscal 2003. This annual decrease was primarily due to a significant reduction in R&D expenses and a non-recurring prior year restructuring and impairment charge of $36.7 million. The Company believes that it will continue to realize the benefits of restructuring efforts in upcoming quarters and expects to achieve positive operating income during fiscal year 2004. Backlog from continuing operations is $33.1 million, up 76% from the $18.8 million reported in the previous quarter.

On a generally accepted accounting principles (GAAP) basis, net loss for the fourth quarter of fiscal 2003 was $13.9 million, or a loss of $0.37 per share, compared to a net loss of $14.2 million, or a loss of $0.39 per share, in the prior year. The loss included approximately $2.0 million in costs associated with obsolete inventory. On a non-GAAP basis, not including these costs, the loss per share would have been $0.32. For the year ended September 30, 2003, net loss decreased 70%, from $129.8 million to $38.5 million. Loss per share for the year ended September 30, 2003 decreased to a loss of $1.04 per share compared to a loss of $3.55 per share in fiscal 2002.

Company Highlights:

On November 3, 2003, EMCORE announced the sale of its MOCVD TurboDisc business to Veeco Instruments. The sale of the MOCVD division will allow EMCORE to focus on its communications product lines, including its fiber-optic, wireless, CATV, and satellite products and the high brightness LED joint venture with GE Lighting. The total value of the transaction was $80 million with an initial $60 million in cash at closing and additional compensation of up to $20 million over two years. EMCORE will receive 50% of all revenues of the MOCVD business over $40 million in each of the next two years, with a maximum payment of $20 million. The initial transaction value was 11.3 times EBITDA of the capital equipment business. Annual revenues for TurboDisc reached a high of $131.1 million for the twelve months ended September 30, 2001 and were $52.7 million during the twelve-month period ending September 30, 2003.

On October 9, 2003, EMCORE announced that it had acquired Molex Incorporated's 10 Gigabit (10G) Ethernet transceiver business. The acquisition gives EMCORE a significant competitive advantage and the most complete 10G Ethernet transceiver product portfolio in the industry. Experts have predicted that the market for 10G transceivers operating at 1310 nm will grow at a rate of 66% per year, to over $380 million by 2007, representing a significant opportunity for the Company and its shareholders.

Management Discussion and Outlook:
----------------------------------

Reuben F. Richards, Jr., President and CEO of Emcore, commented, "The divestiture of the MOCVD division is obviously an important strategic realignment of the Company's business lines into higher revenue growth opportunities. It represents an exciting time for us. We are now completely focused on the markets in which we see the most significant long term growth."

"While the optical market has been challenging, EMCORE has made a successful transition in what many consider to be one of the worst economic environments in twenty years. While we have sold the capital equipment business, we retain the process technology base to continue to improve both production efficiency and device design. Consequently, there are even greater opportunities for growth and profitability that will benefit both employees and investors alike." Mr. Richards added, "Gross margins are obviously crucial in our markets and we expect margin improvement to come with the anticipated revenue growth, as evidenced by the substantial increase in backlog experienced this quarter. The high-speed data and telecommunications markets will see substantial growth in the coming years and that is the market we will continue to focus on and profit from. With that focus we expect EMCORE to achieve positive operating income during fiscal year 2004. "

EMCORE will discuss the results further on a conference call to be held tomorrow, Thursday, November 13, 2003 at 9:00 a.m. ET. To participate in the call, U.S. callers should dial (toll free) 888-896-0863 and international callers should dial 973-582-2703. A replay of the call will be available beginning November 13, 2003 at 11:15 a.m. ET until November 20, 2002 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 1-877-519-4471, for international callers it is +973-341-3080, and the access code is 4237128#. The call will also be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE
------------

EMCORE Corporation offers a versatile portfolio of compound semiconductor products for the rapidly expanding broadband and wireless communications markets and the solid-state lighting industry. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing communications market. EMCORE's solutions include: optical components for fiber-to-the-curb/home/business, cable television, and high speed data and telecommunications; solar cells, solar panels and fiberoptic satellite links for global satellite communications; and electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones. Through its participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE's ability to remain competitive and a leader in its industry, and the future growth of EMCORE, the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current restructuring and realignment efforts, including (i) expected cost reductions and their impact on EMCORE's financial performance, (ii) expected improvement to EMCORE's product and technology development programs, and (iii) the belief that the restructuring and realignment efforts will position EMCORE well in the current business environment and prepare it for future growth with increasingly competitive new product offerings and long-term cost structure; (c) statements regarding the anticipated cost of the restructuring and realignment efforts; (d) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for the first quarter of fiscal 2004. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (1) EMCORE's restructuring and realignment efforts may not be successful in achieving their expected benefits, may be insufficient to align EMCORE's operations with customer demand and the changes affecting our industry, or may be more costly than currently anticipated; (2) reduced revenues resulting from the TurboDisc sale; (3) difficulties arising from the separation of the TurboDisc operations from the Company; (4) due to the current economic slowdown, in general, and setbacks in our customers' businesses, in particular, our ability to predict EMCORE's financial performance for future periods is far more difficult than in the past; and (5) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

                                                     EMCORE CORPORATION
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (in thousands, except per share data)
                                                          (unaudited)

                                                                    Three Months Ended                  Twelve Months Ended
                                                                       September 30,                        September 30,
                                                                 -------------------------------------------------------------------
                                                                   2003             2002              2003                2002
                                                                 -------------------------------------------------------------------
Revenues:
   Systems-related .....................................         $  12,917          $  11,332          $  52,681          $  35,878
   Materials-related ...................................            17,089             13,950             60,425             51,894
                                                                    ---------------------------------------------------------------
         Total revenues ................................            30,006             25,282            113,106             87,772
         Cost of revenues ..............................            26,241             21,866             98,589             88,414
                                                                    ---------------------------------------------------------------
                  Gross profit (loss) ..................             3,765              3,416             14,517               (642)

Operating expenses:
   Selling, general and administrative .................             8,146              5,224             28,990             28,227
   Research and development ............................             7,667              8,000             22,181             40,970
   Gain from debt extinguishment .......................              --                 --               (6,614)              --
   Impairment and restructuring ........................              --                  782               --               36,721
                                                                    ---------------------------------------------------------------
         Total operating expenses ......................            15,813             14,006             44,557            105,918
                                                                    ---------------------------------------------------------------
                  Operating loss .......................           (12,048)           (10,590)           (30,040)          (106,560)

Other expenses:
   Interest expense, net ...............................             1,914              1,736              7,257              6,107
   Other expense .......................................              --                1,126               --               14,388
   Equity in unconsolidated affiliate ..................              (107)               709              1,228              2,706
                                                                    ---------------------------------------------------------------
         Total other expenses ..........................             1,807              3,571              8,485             23,201

                  Net loss .............................         $ (13,855)         $ (14,161)         $ (38,525)         $(129,761)
                                                                    ===============================================================

Per share data:
Net loss per basic and diluted shares ..................         $   (0.37)         $   (0.39)         $   (1.04)         $   (3.55)
                                                                    ===============================================================

Weighted average basic shares
outstanding used in per share data .....................            37,226             36,708             36,999             36,539
                                                                    ===============================================================

                                                         EMCORE CORPORATION
                                      RECONCILIATION OF NON-GAAP NET LOSS AND NET LOSS PER SHARE
                                                 (in thousands, except per share data)
                                                             (unaudited)

                                                                        Three Months Ended                    Twelve Months Ended
                                                                           September 30,                         September 30,
                                                                    ---------------------------------------------------------------
                                                                      2003               2002               2003               2002
                                                                    ---------------------------------------------------------------
                  GAAP net loss ........................         $ (13,855)         $ (14,161)         $ (38,525)         $(129,761)
                                                                    ===============================================================
Adjustments:
   Inventory obsolescence charge .......................             2,000               --                 --               11,900
   Accounts receivable loss provision ..................              --                 --                 --                2,603
   Gain from debt extinguishment .......................              --                 --               (6,614)              --
   Impairment and restructuring ........................              --                  782               --               36,721
   Other expense: investment write-down ................              --                 --                 --               14,388
                                                                    ---------------------------------------------------------------

                  Non-GAAP net loss ....................         $ (11,855)         $ (13,379)         $ (45,139)         $ (64,149)
                                                                    ===============================================================
Non-GAAP net loss per basic and diluted
shares .................................................         $   (0.32)         $   (0.36)         $   (1.22)         $   (1.76)
                                                                    ===============================================================

To supplement our consolidated financial statements presented in accordance with GAAP, EMCORE uses non-GAAP measures of net income and earnings per share, which are adjusted from our GAAP results to exclude certain non-cash charges, severance costs and gains. These non-GAAP adjustments are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing EMCORE's operating results in a manner that is focused on the performance of EMCORE's ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

                                                         EMCORE CORPORATION
                                                     CONSOLIDATED BALANCE SHEETS
                                                  As of September 30, 2003 and 2002
                                                          (in thousands)
                                                                                                      As of               As of
                                                                                                   September 30,       September 30,
                                      ASSETS                                                           2003                2002
                                                                                                   -------------       -------------
Current assets:
  Cash and cash equivalents ..................................................................         $  28,439          $  42,716
  Marketable securities ......................................................................                 2             41,465
  Accounts receivable, net ...................................................................            25,595             23,817
  Accounts receivable, related party .........................................................               325                518
  Inventories ................................................................................            25,106             31,027
  Other current assets .......................................................................             1,952              1,188
                                                                                              -------------------------------------
       Total current assets ..................................................................            81,419            140,731
Property, plant and equipment, net ...........................................................            95,809            101,302
Goodwill .....................................................................................            30,366             20,384
Intangible assets, net .......................................................................             5,401              3,042
Investments in unconsolidated affiliate ......................................................             9,214              8,482
Other assets, net ............................................................................            10,230             12,002
                                                                                              -------------------------------------

       Total assets ..........................................................................         $ 232,439          $ 285,943
                                                                                              =====================================

                       LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...........................................................................         $  11,968          $  10,346
  Accrued expenses ...........................................................................            13,269             12,875
  Customer deposits ..........................................................................               587              5,604
  Capitalized lease obligation - current .....................................................                52                 81
                                                                                              -------------------------------------
       Total current liabilities .............................................................            25,876             28,906
Convertible subordinated notes ...............................................................           161,750            175,000
Capitalized lease obligation, net of current portion .........................................                41                 87
                                                                                              -------------------------------------
                                                                                                         187,667            203,993
       Total liabilities .....................................................................              --


Commitments and contingencies
Shareholders' equity:
   Preferred stock, $0.0001 par, 5,882 shares authorized, no shares ..........................              --                 --
    outstanding
   Common stock, no par value, 100,000 shares authorized, 37,327 shares issued and 37,307 outstanding at September 30, 2003; 36,772 shares issued and
    36,752 outstanding at September 30, 2002 .................................................           335,266            334,051
   Accumulated deficit .......................................................................          (289,438)          (250,913)
   Accumulated other comprehensive loss ......................................................               (90)              (222)
   Shareholders' notes receivable ............................................................               (34)               (34)
   Treasury stock, at cost; 20 shares ........................................................              (932)              (932)
                                                                                              -------------------------------------
       Total shareholders' equity ............................................................            44,772             81,950
                                                                                              -------------------------------------
       Total liabilities and shareholders' equity ............................................         $ 232,439          $ 285,943
                                                                                              =====================================


CONTACT:
EMCORE  Corporation                                  TTC Group
Tom Werthan - Chief Financial Officer       or       Victor Allgeier
(732) 271-9090....                                   (212) 227-0997
info@emcore.com                                      info@ttcominc.com